Exhibit 2.3

Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 12/03/2019 02:28 PM
Original ID: 2019-000877694
Amendment ID: 2019-002703086

Profit Corporation
Articles of Amendment

1. Corporation name:

Green Stream Holdings, Inc.

2. Article number(s) I-XIV is amended as follows:

****Article number(s) is not your filing ID number.*** *Example: 2000-000123456*

See attached Exhibit A containing seven pages.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

This amendment does not provide for an exchange, reclassification or cancellation of issued shares.

4. The amendment was adopted on November 18, 2019

(Date – mm/dd/yyyy)

RECEIVED
NOV 20 2019
WYOMING
SECRETARY OF STATE

P-Amendment – Revised August 2019

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: ______________________ **Date:** November 19, 2019
(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Mark S. Pierce

Title: Secretary

Contact Person: Mark S. Pierce

Daytime Phone Number: 307.674.1604

Email: mpierce@cloudpeaklaw.com

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- ☐ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ☐ Please submit one **originally signed** document.
- ☐ **Typical processing time is 3-5 business days** following the date of receipt in our office.
- ☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article.
- ☐ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

P-Amendment – Revised August 2019

FIRST AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GREEN STREAM HOLDINGS, INC.

The undersigned, Madeline Cammarata, President of Green Stream Holdings, Inc., a Wyoming corporation (the “Corporation”), do hereby certify:

1. She is the President and the Treasurer of the Corporation.

2. The First Amended and Restated Articles of Incorporation consolidate all previous and future amendments into a single document.

3. The foregoing Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors in accordance with the laws of the State of Wyoming.

4. The foregoing Amended and Restated Articles of Incorporation has been duly approved by the required written consent of shareholders in accordance with the laws of the State of Wyoming.

5. The Articles of Incorporation of this Corporation are amended and restated in their entirety to read as follows and supersede and take the place of the existing Articles of Incorporation and all prior amendments thereto and restatements thereof:

ARTICLE I — NAME OF THE CORPORATION

The name of the Corporation shall be: Green Stream Holdings, Inc.

ARTICLE II – PERPETUAL DURATION OF THE CORPORATION

The period of this Corporation’s duration is perpetual.

ARTICLE III — PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Wyoming Business Corporation Act.

ARTICLE IV — AUTHORIZED CAPITAL

4.1. The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is 1,012,000,000 shares, 10,000,000,000 shares shall be shares of common stock, par value of $0.001 per share as described herein, and 12,000,000 shares shall be shares of preferred stock, par value of $0.001 per share as described herein.

4.2. The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the Corporation. The Board of Directors shall have the authority to impose restrictions upon the transfer of the capital stock of the Corporation as it deems necessary in the best interests of the corporation or as required by law.

4.3. Any stock of the Corporation may be issued for money, property, services rendered, labor done, cash advances for the Corporation, or for any other assets of value in accordance with the action of the Board of Directors, whose judgment as to value received in return therefor shall be conclusive and said stock when issued shall be fully paid and non-assessable.

4.4. Common Stock. The holders of common stock shall have and possess all rights as shareholders of the Corporation, including such rights as may be granted elsewhere by these Articles of Incorporation, except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the preferred stock.

4.5. Preferred Stock. Subject to preferential dividend rights, if any, of the holders of preferred stock, dividends on the common stock may be declared by the board of directors of the Corporation (the “Board of Directors”) and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine. Preferred stock of the Corporation shall consist of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series C Convertible Preferred Stock.

4.6. Authority of the Board of Directors with regard to Preferred Stock and Securities.

The Board of Directors is expressly vested with the authority to divide any or all of the preferred stock into series and to fix and determine the relative rights and preferences of the shares of each series so established. The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designations, terms, limitations or relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time. Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of stock or other securities or property of the Corporation, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights.

ARTICLE V — CUMULATIVE VOTING

Cumulative voting for the election of directors shall not be permitted.

ARTICLE VI — PREEMPTIVE RIGHTS

No holder of any stock of the Corporation shall be entitled, as a matter of right, to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the Corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, bonds, notes, debentures or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares unless specifically authorized by the Board of Directors of the Corporation.

ARTICLE VII — BOARD OF DIRECTORS

The governing board of this Corporation shall be known as directors, and the number of the directors may from time to time be increased or decreased in such manner as shall be permitted by the bylaws of this Corporation. There shall not be fewer than one member of the Board of Directors.

ARTICLE VIII — SHAREHOLDER VOTING ON CORPORATE ACTIONS

Any action required or permitted by the Wyoming Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consent shall bear the date of signature of the shareholder(s) who signs the consent and be delivered to the corporation for inclusion in the minutes or filing with the corporate records.

Notwithstanding the requirements of Wyoming law, the affirmative vote or concurrence of the holders of at least 50% of the outstanding shares of the Corporation entitled to vote thereon are required to make effective all transactions that require shareholder approval under applicable law.

ARTICLE IX — INDEMNIFICATION OF DIRECTORS
OFFICERS, EMPLOYEES, FIDUCIARIES, AND AGENTS

9.1. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Wyoming law provided, however, that (A) the liability of directors is not limited or eliminated (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (B) the liability of directors is not limited or eliminated for any act or omission occurring prior to the date when these Articles of Incorporation becomes effective, or (vi) any of the acts set forth in section 17-16-202 of the Wyoming Business Corporations Act and (C) the liability of officers is not limited or eliminated for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation also shall indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

9.2. The Corporation shall advance expenses in advance of the final disposition of the case to or for the benefit of a director, officer, employee, fiduciary, or agent, who is a party to a proceeding such as described in the preceding paragraph 9.1. to the maximum extent permitted by applicable law.

9.3. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation or other person entitled to indemnification existing at the time of such repeal or modification.

ARTICLE X — LIMITATIONS OF LIABILITY

10.1. Notwithstanding Wyoming law, specifically section 17-16-202 of the Wyoming Business Corporations Act, or the provisions of these Articles of Incorporation, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. If the Wyoming Business Corporations Act is amended after this Article is adopted to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporations Act, as so amended.

10.2. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI — DESIGNATION OF SERIES A PREFERRED STOCK

11.1. Designation of Series; Rank. Pursuant to the Wyoming Business Corporations Act, the shares of the series of preferred stock of the Corporation designated in this Article shall be designated as the “Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”) and the number of shares initially constituting such series shall be up to One Million (1,000,000) shares.

11.2. Dividends. Dividends on the Series A Convertible Preferred Stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

11.3. Liquidation Preference. The holders of the Series A Convertible Preferred Stock shall not be entitled to any liquidation preference.

11.4. Voting Rights. The holders of the Series A Convertible Preferred Stock will have the voting rights on all corporate matters with the voting power calculated on the “as if converted” basis.

11.5. Conversion Rights. The Series A Convertible Preferred Stock shall have a conversion right of 1:1000, wherein every 1000 shares of Series A Convertible Preferred Stock may be converted into 1 share of common stock.

11.6. Limitation on Conversion.

Notwithstanding any other provision hereof, in no event shall a shareholder of Series A Convertible Preferred Stock be entitled to convert any portion of the preferred stock, or shall the Corporation have the obligation to convert such portion of the preferred stock to the extent that, after such conversion or issuance of stock, the sum of the number of shares of common stock beneficially owned by the shareholder and its affiliates (other than shares of common stock which may be deemed beneficially owned through the ownership of the unconverted portion or other convertible securities or of the unexercised portion of warrants or other rights to purchase common stock); and the number of shares of common stock issuable upon the conversion of the preferred shares with respect to which the determination of this provision is being made, would result in beneficial ownership by the shareholder and his/her/its affiliates of more than 9.99% of the outstanding shares of common stock (after taking into account the shares to be issued to the shareholder upon such conversion). For purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

Nothing herein shall preclude the shareholder from exercising his/her/its voting rights on the “as if converted” basis.

11.7. Amendments to Articles and Bylaws. So long as the Series A Convertible Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of at least majority of all outstanding shares of Series A Convertible Preferred Stock, voting separately as a class: (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Corporation so as to adversely affect the designations, preferences, limitations and relative rights of the Series A Convertible Preferred Stock or (ii) effect any reclassification of the Series A Convertible Preferred Stock.

11.8. Redemption Rights. The shares of the Series A Convertible Preferred stock shall have no redemption rights.

ARTICLE XII — DESIGNATION OF SERIES B PREFERRED STOCK

12.1. Designation of Series; Rank. Pursuant to the Wyoming Business Corporations Act, the shares of the series of preferred stock of the Corporation designated in this Article shall be designated as the “Series B Convertible Preferred Stock” (the “Series B Convertible Preferred Stock”) and the number of shares initially constituting such series shall be up to One Million (1,000,000) shares.

12.2. Dividends. Dividends on the Series B Convertible Preferred Stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

12.3. Liquidation Preference. The holders of the Series B Convertible Preferred Stock shall not be entitled to any liquidation preference.

12.4. Voting Rights. The holders of the Series B Convertible Preferred Stock will have the voting rights on all corporate matters with the voting power calculated on the “as if converted” basis.

12.5. Conversion Rights. The Series B Convertible Preferred Stock shall have a conversion right of 1,000,000:1, wherein every 1 share of Series B Convertible Preferred Stock may be converted into 1,000,000 shares of common stock.

12.6. Limitation on Conversion.

Notwithstanding any other provision hereof, in no event shall a shareholder of Series B Convertible Preferred Stock be entitled to convert any portion of the preferred stock, or shall the Corporation have the obligation to convert such portion of the preferred stock to the extent that, after such conversion or issuance of stock, the sum of the number of shares of common stock beneficially owned by the shareholder and its affiliates (other than shares of common stock which may be deemed beneficially owned through the ownership of the unconverted portion or other convertible securities or of the unexercised portion of warrants or other rights to purchase common stock); and the number of shares of common stock issuable upon the conversion of the preferred shares with respect to which the determination of this provision is being made, would result in beneficial ownership by the shareholder and his/her/its affiliates of more than 9.99% of the outstanding shares of common stock (after taking into account the shares to be issued to the shareholder upon such conversion). For purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

Nothing herein shall preclude the shareholder from exercising his/her/its voting rights on the “as if converted” basis.

12.7. Amendments to Articles and Bylaws. So long as the Series B Convertible Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of at least majority of all outstanding shares of Series A preferred stock, voting separately as a class: (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Corporation so as to adversely affect the designations, preferences, limitations and relative rights of the Series B Convertible Preferred Stock or (ii) effect any reclassification of the Series B Convertible Preferred Stock.

12.8. Redemption Rights. The shares of the Series B Convertible Preferred Stock shall have no redemption rights.

ARTICLE XIII — DESIGNATION OF SERIES C PREFERRED STOCK

13.1. Designation of Series; Rank. Pursuant to the Wyoming Business Corporations Act, the shares of the series of preferred stock of the Corporation designated in this Article shall be designated as the “Series C Convertible Preferred Stock” (the “Series C Convertible Preferred Stock”) and the number of shares initially constituting such series shall be up to Ten Million (10,000,000) shares.

13.2. Dividends. Dividends on the Series C Convertible Preferred Stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

13.3. Liquidation Preference. The holders of the Series C Convertible Preferred Stock shall not be entitled to any liquidation preference.

13.4. Voting Rights. The holders of the Series C Convertible Preferred Stock will have the voting rights on all corporate matters with the voting power calculated on the “as if converted” basis.

13.5. Conversion Rights. The Series C Convertible Preferred Stock shall have a conversion right of 1:1000, wherein every 1000 shares of Series C Convertible Preferred Stock may be converted into 1 share of common stock.

13.6. Limitation on Conversion.

Notwithstanding any other provision hereof, in no event shall a shareholder of Series C Convertible Preferred Stock be entitled to convert any portion of the preferred stock, or shall the Corporation have the obligation to convert such portion of the preferred stock to the extent that, after such conversion or issuance of stock, the sum of the number of shares of common stock beneficially owned by the shareholder and its affiliates (other than shares of common stock which may be deemed beneficially owned through the ownership of the unconverted portion or other convertible securities or of the unexercised portion of warrants or other rights to purchase common stock); and the number of shares of common stock issuable upon the conversion of the preferred shares with respect to which the determination of this provision is being made, would result in beneficial ownership by the shareholder and his/her/its affiliates of more than 9.99% of the outstanding shares of common stock (after taking into account the shares to be issued to the shareholder upon such conversion). For purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

Nothing herein shall preclude the shareholder from exercising his/her/its voting rights on the “as if converted” basis.

13.7. Amendments to Articles and Bylaws. So long as the Series C Convertible Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of at least majority of all outstanding shares of Series C preferred stock, voting separately as a class: (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Corporation so as to adversely affect the designations, preferences, limitations and relative rights of the Series C Convertible Preferred Stock or (ii) effect any reclassification of the Series C Convertible Preferred Stock.

13.8. Redemption Rights. The shares of the Series C Convertible Preferred stock shall have no redemption rights.

ARTICLE XIV — ADDRESS OF REGISTERED OFFICE AND REGISTERED AGENT

14.1. The name and mailing address of the registered agent is as follows:

Cloud Peak Law Group, P.C.

905 Broadway Street, STE 100

Sheridan, WY 82801 USA

14.2. The mailing address of the corporation's principal office is:

909 Broadway Street, STE 219

Sheridan, WY 82801 USA

ARTICLE XV — SEVERABILITY

In the event any provision (including any provision within a single article, section, paragraph or sentence) of these Articles of Incorporation should be determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remaining provisions and parts hereof shall not be in any way impaired and shall remain in full force and effect and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, I have hereunto set my hands this 11/18/19, hereby declaring and certifying that the facts stated hereinabove are true.

By:	/s/ Madeline Cammarata
Names:	Madeline Cammarata
Title:	President, Treasurer, and Director

RECEIPT

Secretary of State
Herschler Bldg East, Ste.100 & 101
Cheyenne, WY 82002-0020

CLOUD PEAK LAW GROUP PC
905 BROADWAY ST STE 100
SHERIDAN, WY 82801

RECEIPT INFORMATION

Receipt #: **001769860**
Receipt Date: **12/03/2019**
Processed By: **Jordyn Gray**

DO NOT PAY!
This is not a bill.

Description of Charges	Reference	Quantity	Unit Price	Total
Restated Articles - Profit Corporation - Domestic	2019-002703086	1	$50.00	$50.00

TOTAL CHARGES PAID **$50.00**

Description of Payment	Reference	Amount
Payment-Check / Money Order	2445	$50.00

TOTAL PAYMENT **$50.00**

In Reference To:
Green Stream Holdings, Inc. (2019-000877694); Amendment ID: 2019-002703086

PAD or Billing Questions?
(307) 777-5343
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